Exhibit 5.1

March 14, 2011

Mitek Systems, Inc.
8911 Balboa Ave., Suite B
San Diego, California  92123

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Mitek Systems, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 2,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which may be issued pursuant to the Mitek Systems, Inc. 2010 Stock Option Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed the Registration Statement, the Company’s charter documents, the proceedings taken by the Company with respect to the authorization and adoption of the Plan, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.  We have assumed that (a) shares of Common Stock currently reserved under the Plan will remain available for the issuance of the Shares, and (b) neither the Company’s charter documents nor any of the proceedings relating to the Plan or any of the option agreements relating to the Shares, will be rescinded, amended or otherwise modified prior to the issuance of the Shares.  We have obtained a certificate from an officer of the Company as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificate without independent investigation.

Based on the foregoing review, and in reliance thereon, we are of the opinion that if, as and when the Shares are issued and sold by the Company in accordance with the terms of the stock option agreements provided for under the Plan, and payment in full of the consideration therefor is received by the Company, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these respective laws.

Mitek Systems, Inc.
March 14, 2011

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Plan, the stock option agreements related to the Shares, or the Registration Statement.

Respectfully submitted,

/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP